UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2021

SANA BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39941	83-1381173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

188 East Blaine Street, Suite 400

Seattle, Washington 98102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (206) 701-7914

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SANA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 13, 2021, Sana Biotechnology, Inc. (the “Company”), entered into a Lease Agreement (the “Lease”) with Pacific Commons Owner, LP (the “Landlord”), pursuant to which the Company will lease 163,193 square feet of industrial space located at 5567 Cushing Parkway, Fremont, California (the “Premises”). The Company expects to construct a good manufacturing practices manufacturing facility (the “Facility”) on the Premises. The Premises are located in an industrial project at “Pacific Commons South” (the “Project”).

The initial term of the Lease (the “Initial Term”) commenced on July 9, 2021 and will end on November 30, 2031, subject to the Company’s option to extend the Lease for up to two additional five-year terms (each, an “Option Term,” and collectively with the Initial Term, as applicable, the “Lease Term”).

During the Initial Term, the Company will be obligated to pay the Landlord base rent in the amount of approximately $0.2 million per month for the first year, which monthly base rent obligation will increase by approximately 3.0% annually over the remaining portion of the Initial Term. In addition to its base rent obligation, the Company is obligated to pay the Landlord monthly operating expenses and utilities applicable to the Premises, the Company’s proportionate share of certain taxes, assessments and fees that accrue against the Project, and the Company’s proportionate share of the cost of insurance maintained by the Landlord with respect to the Project for each year of the Lease Term. Provided that the Company is not then in default under the Lease, the Company is entitled to receive a credit of approximately $0.8 million with respect to its base rent payment obligation. The Company paid the Landlord a prepayment in an amount equal to one month of the Company’s initial base rent and estimated operating expense payment obligations upon execution and delivery of the Lease, which amount will be applied as a credit against the Company’s initial base rent and operating expense payment obligations under the Lease.

If the Company exercises its option to extend the term of the Lease for an additional Option Term following the Initial Term, the Company would be obligated to pay the Landlord during the applicable Option Term base rent in an initial amount equal to the greater of (x) 100% of the then-fair market rental value of the Premises (as determined in accordance with the Lease) as of the commencement date of such Option Term, or (y) the monthly base rent payable during the month immediately preceding the commencement of such Option Term; provided, that the monthly base rent obligation during each Option Term will increase by approximately 3.0% annually over such Option Term.

The Company is entitled to a one-time tenant improvement allowance of approximately $1.6 million from the Landlord for costs relating to the design and construction of interior improvements to the Premises, subject to the terms and conditions of a work letter attached to the Lease.

Pursuant to the Lease, the Company delivered to the Landlord an irrevocable letter of credit as security under the Lease.

The Lease contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods. In addition, in the event of certain damages to the Premises, the Company and the Landlord retain certain rights to terminate all or a portion of the Lease based on the scope and degree of damage.

The foregoing description of the Lease is qualified in its entirety by reference to the full text of the Lease, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2021.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: July 14, 2021	By:	/s/ James J. MacDonald
James J. MacDonald
Executive Vice President and General Counsel

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